Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces First Quarter 2009 Results

LOS GATOS, CA, April 29, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, announced results for the first quarter ended March 31, 2009.

“Our first quarter performance reflects the steps we have taken to reduce costs in our drive towards cash flow break even,” said Barry Cinnamon, president and chief executive officer of Akeena Solar. “We brought operating expenses down by 19.8% from last year and 24.3% from the fourth quarter through headcount reductions and other expense reduction measures.  As a result, we reduced cash burn to approximately $2.7 million for the quarter, the lowest level since the second quarter of 2007.

Continued Cinnamon, “First quarter revenue came in at $7.6 million, with residential sales driving results and commercial sales remaining weak. Our diverse mix of business is providing balance in these challenging times. Gross margin increased as expected to 29.7%, reflecting the flow-through of last quarter’s inventory write-down, lower incremental costs for Andalay solar panels and improved installation efficiency.  Falling panel prices are driving better solar economics for our customers and creating opportunities for a differentiated product like Andalay.

“During the quarter we moved forward with our strategy to establish a direct-to-dealer distribution channel to help scale our business and diversify our revenue streams. We signed several dealers, both large and small – including MS Solar Solutions Corp. (MSSS), a subsidiary of Morgan Stanley’s Commodities group.  Akeena is MSSS’ exclusive supplier of Andalay AC solar panels for two years for projects to outfit low-income households nationwide. As the solar industry continues to evolve, we believe differentiated products such as Andalay AC solar panels will have the greatest appeal in new distribution channels,” concluded Cinnamon.

First Quarter Financial Results
Net sales for the first quarter of 2009 were $7.6 million compared to $12.2 million in net sales in the first quarter of 2008, and $10.9 million in the fourth quarter of 2008. The decline in the first quarter compared to the same quarter last year and the prior quarter reflects lower commercial sales of $915,000 in the first quarter of 2009, compared to $7.0 million in the first quarter of 2008, and $2.4 million in the fourth quarter of 2008.  Residential installations in the first quarter of 2009 were $6.7 million or 88% of total revenue, compared to $5.3 million or 43% of total revenue in the first quarter of 2008 and $8.4 million or 78% of total revenue in the fourth quarter of 2008.

Gross profit for the first quarter of 2009 was $2.3 million, or 29.7% of sales, compared to $2.4 million, or 19.7% of sales, in the first quarter of 2008 and $1.2 million, or 10.7% of sales in the fourth quarter of 2008. On a year-over-year basis and sequentially, the increase in gross margin was due primarily to lower panel prices and lower direct labor costs.

Total operating expenses for the first quarter of 2009 were $5.7 million compared to $7.1 million for the same period last year, and $7.5 million in the fourth quarter of 2008. Stock-based compensation expense was $540,000 in the first quarter of 2009 compared to $1.0 million for the same period last year, and $578,000 in the fourth quarter of 2008. Cash operating expenses (adjusted for stock-based compensation expense, depreciation and amortization expense) were $5.0 million in the first quarter of 2009 compared to $5.9 million for the same period last year and $6.8 million in the fourth quarter of 2008.  During the first quarter, the company made the decision to close direct installation offices in Colorado and Connecticut.  The company believes it can grow market share outside of California more profitably through a distribution model.

Loss from operations for the first quarter of 2009 was $3.5 million, the lowest level since the second quarter of 2007.  Net loss for the first quarter of 2009 was $5.1 million, or $0.17 per share, compared to a net loss of $4.6 million, or $0.16 per share, in the first quarter of 2008, and a net loss of $9.2 million or $0.32 per share in the fourth quarter of 2008. Average common and equivalent shares outstanding during the first quarter of 2009 were 29.2 million.

The first quarter net loss includes a $1.5 million non-cash charge to adjust the fair value of common stock warrants as required by a new accounting rule, EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”.  In accordance with this new rule, stock warrants with certain terms that were previously accounted for as equity must now be accounted for as a liability with adjustments of the fair value recorded on the income statement.

Installations for the quarter amounted to approximately 945 kilowatts compared to approximately 1,587 kilowatts in the same quarter last year and approximately 1,410 kilowatts in the fourth quarter of 2008. Backlog as of March 31, 2009 was $4.8 million, reflecting lower commercial bookings and fewer installation offices.

Cash and cash equivalents at March 31, 2009 were $2.9 million. On March 3, 2009, the company closed a $2 million stock offering.  Concurrent with the close, the company paid in full the balance on its existing line of credit.  The $25.0 million Line of Credit facility with Comerica was replaced with a $1.0 million cash-backed line, which had no balance drawn as of March 31, 2009.

The number of employees at quarter end declined to 137 from 185 at the end of the fourth quarter of 2008 and from 217 at March 31, 2008.

Outlook
For 2009, our management continues to expect modest growth in residential sales, driven by improving solar economics, offset by stagnant commercial installations until late in the year when the benefits of the stimulus package are expected to begin to take effect. As a result, management now projects second quarter revenue to be flat or slightly down compared to the second quarter of last year.

Given increasingly limited visibility in the company’s business, sluggish residential build and slower than expected additions to the backlog of commercial installations, management is not providing annual guidance at this time.  With the steps taken to lower the company’s expense structure, the quarterly EBITDA breakeven revenue level remains at approximately $15 million.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its first quarter 2009 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-225-1676 in the U.S. International callers should dial 706-643-9669. The conference ID is 94461682. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, 706-645-9291. The conference ID is the same as above. In addition, the webcast will be archived on the company’s website for 90 days at www.akeena.com.

About Akeena Solar, Inc. (NASDAQ: AKNS)
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website: http://www.akeena.com

Safe Harbor
Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with general economic and business conditions, conditions in the credit and construction sectors and the availability of project financing, development of new products, the effectiveness, profitability, and marketability of such products, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.
- Tables to Follow -

Akeena Solar, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
Net sales	$7,594,590	$12,248,372
Cost of sales	5,339,982	9,832,817
Gross profit	2,254,608	2,415,555
Operating expenses
Sales and marketing	1,654,121	2,116,294
General and administrative	4,061,406	5,012,357
Total operating expenses	5,715,527	7,128,651
Loss from operations	(3,460,919)	(4,713,096)
Other income (expense)
Interest income (expense), net	(76,541)	134,939
Adjustment to the Fair Value of Common Stock Warrants	(1,541,764)	-
Total other income (expense)	(1,618,305)	134,939
Loss before provision for income taxes	(5,079,224)	(4,578,157)
Provision for income taxes	-	-
Net loss	$(5,079,224)	$(4,578,157)
Loss per common and common equivalent share:
Basic	$(0.17)	$(0.16)
Diluted	$(0.17)	$(0.16)
Weighted average shares used in computing loss
per common and common equivalent share:
Basic	29,183,603	27,760,194
Diluted	29,183,603	27,760,194

Akeena Solar, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$2,864,708	$148,230
Restricted cash	-	17,500,000
Accounts receivable, net	5,390,104	7,660,039
Other receivables	302,117	331,057
Inventory, net	7,093,191	10,495,572
Prepaid expenses and other current assets, net	2,216,624	3,704,375
Total current assets	17,866,744	39,839,273
Property and equipment, net	1,630,046	1,806,269
Goodwill	298,500	298,500
Other assets	192,627	194,346
Total assets	$19,987,917	$42,138,388
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,004,759	$1,922,480
Customer rebate payable	282,825	271,121
Accrued liabilities	1,742,545	2,410,332
Accrued warranty	1,116,548	1,056,655
Common stock warrant liability	3,043,112	-
Deferred revenue	779,069	1,057,941
Credit facility	-	18,746,439
Current portion of capital lease obligations	22,094	23,292
Current portion of long-term debt	215,457	219,876
Total current liabilities	8,206,409	25,708,136
Capital lease obligations, less current portion	18,393	20,617
Long-term debt, less current portion	483,098	535,302
Other long-term liabilities	63,164	-
Total liabilities	8,771,064	26,264,055
Commitments, contingencies and subsequent events (Notes 17 and 19)
Stockholders' equity:
Common stock $0.001 par value; 50,000,000 shares authorized; 30,820,743 and
28,460,837 shares issued and outstanding at March 31, 2009 and December 31, 2008	30,820	28,460
Additional paid-in capital	52,242,045	52,821,104
Accumulated deficit	(41,056,012)	(36,975,231)
Total stockholders' equity	11,216,853	15,874,333
Total liabilities and stockholders' equity	$19,987,917	$42,138,388